TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this ___ day of September, 2008, by and among BRANDES INVESTMENT TRUST, a Delaware statutory trust (the “Trust”), on behalf of each of its series listed on Exhibit A hereto, as amended from time to time (each a “Fund” and collectively the “Funds”), U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”) and BRANDES INVESTMENT PARTNERS, L.P., a Delaware limited partnership and the investment advisor to the Trust (the “Advisor”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to the Funds;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to each Fund:

A.	Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 under the 1940 Act.

B.
Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.
Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund’s prospectus (the “Prospectus”).

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian.

E.	Pay monies upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

G.	Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

H.
Prepare and transmit payments for dividends and distributions declared by the Trust with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

I.	Serve as the Fund’s agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans and periodic withdrawal plans).

J.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

K.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent.

L.
Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

M.	Prepare shareholder meeting lists and, as necessary, mail, receive and tabulate proxies.

N.	Mail shareholder reports and Prospectuses to current shareholders.

O.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

P.
Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

Q.
Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal tax laws and regulations.

R.
Provide a Blue Sky system that will enable the Trust to monitor the total number of shares of the Fund sold in each state; provided that the Trust, not USBFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

S.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’ duties hereunder.

T.
Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

U.	Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

V.	Maintain all shareholder records for each account in the Trust.

W.	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

X.
MARS SystemTM as set forth on Exhibit D hereto. The provisions of  Exhibit D, as applicable, shall continue in effect for as long as the Agreement remains in effect, unless sooner terminated pursuant to Section 12 hereof.  The indemnity and defense provisions set forth in Section 7 of the Agreement and in Exhibit D, if applicable, shall indefinitely survive the termination and/or assignment of the Agreement.

3.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended.  Costs associated with such searches will be passed through to the Trust as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit C hereto.  If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state.  The Trust hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements.  Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

4.	Anti-Money Laundering Program

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”).  Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the USA Patriot Act of 2002 and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time.  It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering responsibilities.

USBFS shall perform the following functions pursuant to its Procedures with respect to investors in the Funds (“Fund customers”):

(a)
Indentify Verification.  USBFS shall be responsible for verifying the identity of Fund customers in accordance with its customer identification program through appropriate documentary or non-documentary methods. To the extent additional information or documentation is required, USBFS shall contact the Trust to obtain such information.

(b)
OFAC Compliance.  USBFS shall screen Fund customers against lists of known or suspected terrorists or terrorist organizations prepared by any U.S. federal government agency and referred to USBFS in accordance with its Procedures and all federal government directives related to such lists.  These lists include, but are not limited to, those prepared by the Office of Foreign Assets Control (“OFAC”), which administers and enforces economic and trade sanctions against targeted foreign countries, terrorism-sponsoring organizations and international narcotics traffickers based upon on U.S. foreign policy and national security goals.  In the event a new or existing Fund customer matches a name contained on one of the foregoing lists and USBFS cannot resolve such match in accordance with its Procedures, USBFS shall freeze such customer’s assets and will immediately inform the Trust’s AML Compliance Officer and the appropriate authorities of the foregoing circumstances.

(c)
Transaction Monitoring and Suspicious Activity Reporting.USBFS will monitor transactions in Fund Customer accounts using a risk-based approach.  Any suspicious activity identified will be reported to USBFS’s AML Compliance Officer who will provide this information to the Trust’s AML Compliance Officer.  The Trust and USBFS will then each independently determine whether to file a Suspicious Activity Report on their own behalf.  Each party will ensure it as appropriate section 314(b) certifications on file to permit such sharing of information.

(d)
Recordkeeping.  USBFS shall collect or, if applicable, create, and retain the required records documenting the performance of these functions in accordance with, and for the periods required by, applicable law or regulation.

USBFS shall certify to the Trust, on an annual basis and in such form as they may mutually agree on, that:

(a)
      It has established an anti-money laundering program (‘AML Program”) which is         reasonably designed to prevent money laundering or the financing of terrorist activities in accordance with the requirements of the U.S. Department of the Treasury, including OFAC, the U.S. Securities and Exchange Commission and the Bank Secrecy Act, as amended by the USA Patriot Act of 2001;

(b)	It has designated an individual or individuals responsible for implementing and monitoring its AML Program;

(c)	It has provided, and will continue to provide, ongoing training for appropriate personnel with respect to its AML Program;

(d)	It provides for periodic, but at a minimum annual, independent testing of its AML Program;

(e)	It has performed the functions it has agreed to perform pursuant to this Agreement.

USBFS agrees to provide to the Trust:

(a)
Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Trust or any shareholder of the Fund;

(b)
Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Trust agrees not to communicate this information to the customer;

(c)	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring on behalf of the Trust;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c); and

(e)	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trust.

The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS’ implementation of the Procedures on behalf of the Trust.

5.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.

The Trust shall pay all such fees and reimbursable expenses for the Funds, except the Separately Managed Account Reserve Trust, within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

With respect to the Separately Managed Account Reserve Trust, the Advisor shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Advisor shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Advisor is disputing any amounts in good faith. The Advisor shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Advisor is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

6.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and exists under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)
A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

B.	The Advisor hereby represents and warrants to USBFS and the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Advisor in accordance with all requisite action and constitutes a valid and legally binding obligation of the Advisor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

C.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

7.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

B.
Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the standards in paragraph A, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust (the “Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

C.
USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s directors, officers and employees.

D.	No party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

E.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

F.	The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

G.
If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity, and nothing therein shall be deemed to relieve USBFS of any of its obligations under this Agreement.

H.
No party shall be obligated to provide indemnification under this Section 5 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of FINRA; provided, however, in such event indemnification shall be provided under this Section 5 to the maximum extent so permissible.

8.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon

9.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

10.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

11.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Prospectus and SAI.  USBFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

12.	Term of Agreement; Amendment

This Agreement shall become effective as of October 1, 2008 and will continue in effect for a period of three (3) years.  Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach by any other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement is the entire agreement among the parties with respect to the matters covered hereby and may not be amended or modified in any manner except by written agreement executed by USBFS, the Advisor and the Trust, and authorized or approved by the Board of Trustees.

13.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust.

14.           Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party without the written consent of the other parties (and in the case of the Trust, accompanied by the authorization or approval of the Trust’s Board of Trustees).

15.           Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

16.           No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower any party to act as agent for any other party to this Agreement, or to conduct business in the name, or for the account, of any other party to this Agreement.

17.           Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.           Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.           Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Fax: 414-905-7991

and notice to the Trust and Advisor shall be sent to:

Brandes Investment Trust
11988 El Camino Real, Suite 500
San Diego, CA 92130
Fax: 858 755-0916
Attn:  President

20.           Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

21.           Declaration of Trust

USBFS and the Advisor acknowledge and agree that the obligations of the Trust hereunder are not binding upon any of the trustees or representatives of the Trust individually, but only on the assets of the Trust, and that they must look solely to the assets of the Trust belonging to a Fund for the enforcement of any claims against the Trust with respect to services on behalf of such Fund (and not to the assets of the Trust belonging to any other Fund).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BRANDES INVESTMENT TRUST                                                                                         U.S. BANCORP FUND SERVICES, LLC

By:___________________________                                                                                   By:______________________________

Name:________________________                                                                                     Name: Michael R. McVoy

Title:_________________________                                                                                     Title: Executive Vice President

BRANDES INVESTMENT PARTNERS, L.P.

By:______________________________

Name:____________________________

Title:_____________________________

Exhibit A

to the

Transfer Agent Servicing Agreement

Brandes Investment Trust and Brandes Investment Partners, L.P.

Fund Names

Separate Series of Brandes Investment Trust

Name of Series
Brandes Institutional International Equity Fund
Brandes Separately Managed Account Reserve Trust
Brandes Institutional Core Plus Fixed Income Fund
Brandes Institutional Enhanced Income Fund
Brandes Institutional Global Equity Fund

Exhibit B
to the
Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month.  “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by more than ½ cent.  Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis.  USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month.  USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the Advisor may be held accountable.

Exhibit C
to the
Transfer Agent Servicing Agreement

Exhibit D
to the
Transfer Agent Servicing Agreement

DATA WAREHOUSE SERVICES

1.            Certain Definitions

Whenever used in this Exhibit D, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

A.
“MARS SystemTM” means the system made available through Sales Focus Solutions, a subsidiary of Phoenix American Incorporated, known as “MARSTM”  which allows for analysis of sales data from the transfer agent or intermediaries which provides detail for omnibus account trades, identifies or reports suspicious trading activity and manages compliance related activities and reporting.

B.
“Data Warehouse Services” means the services which are made available to consenting end-users (“User,” as defined below) whereby certain Electronic Reports (as defined below) may be searched, viewed, downloaded and printed.

C.	“User(s)” means the person(s) to whom Electronic Reports are made available.

D.
“Electronic Reports” means an Electronic Report created with investor transaction data housed by DST (USBFS’ record keeping system) and may include but not be limited to: 22c-2 Compliance Reports, Omnibus Account Reconciliation, Sales Reporting, Platform Reporting and Campaign Management and Tracking.

2.            Services Covered

USBFS shall allow access to Data Warehouse Services by authorized Users on behalf of the Trust in accordance with the terms of this Exhibit D.

3.            Duties and Responsibilities of USBFS

USBFS will provide the following implementation support:

(1)  Project Management Assistance
(2)  Setup and Testing of System Interfaces
(3)  Conversion of Historical Data from the Trust
(4)  Assist with Sales Channel and Sales Territory Setup
(5)  Assist with Clearing/Executing Firm Relationships
(6)  Assist with Compliance Rule Setup
(7)  Database Setup (User Defined Fields)
(8)  Training (additional fee)

USBFS will provide the following support services after implementation:

(1)  Assist with Project Management
(2)  Dedicated Client Service team
(3)  Weekly status calls (if needed)
(4)  Setup and testing of requests from the Trust
(5)  Duplicate Data Identification
(6)  Assistance with System File Imports
(7)  Custom Report Programming (at Programming rates)
(8) Enhanced support available at a designated fee (such as database query reports, compliance report review and analysis, compliance workflow assistance)

4.            Duties and Responsibilities of the Trust

The Trust shall:

A.
Assume exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trust’s or End Users’ failure to properly access the Electronic Reports in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.

B.	Comply and instruct Users to comply with all the User enrollment instructions and authorization procedures.

5.            System Maintenance

The Trust understands that USBFS will have to perform periodic maintenance to the hardware and software used to provide MARS and Data Warehouse Services, which may cause temporary service interruptions.  USBFS shall notify the Trust of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

6.            Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Trust’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

7.    Proprietary Rights

A.
The Trust acknowledges and agrees that by virtue of subscribing to MARS and Data Warehouse Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide MARS  and Data Warehouse Services owned by Sales Focus Solutions and licensed to USBFS.  Any interfaces and software provided to the Trust in order to provide connectivity to MARS and Data Warehouse through USBFS shall be used by the Trust and Users only for the period during which this Exhibit D is in effect and only in accordance with the terms of this Exhibit D, and shall not be used by the Trust to provide connectivity to or through any other system or person without USBFS’ prior written approval.  The Trust shall not copy, decompile or reverse engineer any software or programs provided to the Trust hereunder.  The Trust also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.
The MARS or DATA WAREHOUSE Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Trust.  The Trust retains all rights in such intellectual property that may reside on the MARS or Data Warehouse Services site, not including any intellectual property provided by or otherwise obtained from USBFS.  To the extent the intellectual property of the Trust is cached to expedite communication, the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication.  To the extent that the intellectual property of the Trust is duplicated within the MARS or Data Warehouse Services site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the Trust’s web site(s), the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit D is in effect.  This license is limited to the intellectual property needed to replicate the appearance of the Trust’s web site(s) and does not extend to any other intellectual property owned by the Trust.  The Trust warrants that it has sufficient right, title and interest in and to its web site(s) and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to USBFS does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.
Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit D and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit D, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.  The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit D.

8.            Compensation

USBFS shall be compensated for providing MARS or Data Warehouse Services in accordance with the fee schedule set forth in Appendix I to this Exhibit D (as amended from time to time).

9.            Additional Indemnification; Limitation of Liability

A.
USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF MARS AND DATA WAREHOUSE SERVICES.  Accordingly, USBFS’ sole liability to the Trust or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in MARS or Data Warehouse Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume MARS or Data Warehouse Services as promptly as is reasonably possible.

B.
USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and its trustees, directors, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of MARS or Data Warehouse Services and (b) the provision of  the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.
If an injunction is issued against the Trust’s and Users’ use of MARS or Data Warehouse Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trust and Users the right to continue to use MARS or Data Warehouse Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify MARS or Data Warehouse Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of MARS or Data Warehouse Services or significantly lessen their utility to the Trust and Users.  If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of MARS or DATA Warehouse Services or significantly lessen their utility to the Trust and Users, the Trust may terminate all rights and responsibilities under this Exhibit D immediately on written notice to USBFS.

D.
Because the ability of USBFS to deliver MARS and Data Warehouse Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including Sales Focus Solutions, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of MARS and Data Warehouse Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.  USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved with MARS and Data Warehouse Services.

E.
The Trust and Users are responsible for verifying the accuracy and receipt of all data or information made available via MARS and Data Warehouse Services.  The Trust is responsible for advising Users of their responsibilities to promptly notify USBFS of any errors or inaccuracies relating to data or other information made available via MARS and Data Warehouse Services with respect to the Trust’s shareholders.

F.
USBFS shall not be responsible for the accuracy of input material from Users and the Trust’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input.  The accuracy of input and output shall be judged as received at USBFS’ data center as determined by the records maintained by USBFS.

10.           File Security and Retention; Confidentiality

A.
USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trust’s data bases, files, and other information provided by the Trust to USBFS for use with MARS and Data Warehouse Services, (collectively, “Trust Files”).  USBFS’ security provisions with respect to MARS and Data Warehouse Services and the Trust Files will be no less protected than USBFS’ security provisions with respect to its own proprietary information.  USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trust’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act.  In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of MARS and Data Warehouse Services.

B.
USBFS shall treat as confidential and not disclose or otherwise make available any of the Trust’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS.  USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets.  Upon termination of the rights and responsibilities described in this Exhibit D for any reason and upon the Trust’s request, USBFS shall return to the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.
Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

11.           Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, MARS AND DATA WAREHOUSE SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING MARS OR DATA WAREHOUSE SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.           Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit D, (i) the Trust and Users will immediately end their access to MARS and Data Warehouse Services and (ii) the Trust will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Appendix I to Exhibit D – MARS Pricing Schedule at October, 2008

Assumptions

• Start off with up to 2 years of DST/Intermediary Transaction History then up to a rolling 7 years storage going forward
• Includes setup of Clearing and Executing Firm relationships
• Includes ongoing Standard Product Enhancements
• Ongoing Product Support From USBFS Users can be changed at anytime; license fees will be prorated as of the day changes are made; thirty day month Fee’s billed monthly in arrears

Implementation Costs				Implementation Costs
Implementation Cost (Includes TA data, Includes loading standard intermediary data (if available)				$37,500

Monthly ASP Product Costs				Monthly Product Costs
	Per User	No. of Users	Total Cost
Sales Asset Reporting	$235	7	$1,645	$1,645
CRM		$0	0	0
Compliance	$90	2	$180	$180
Channel/Territory(1)	$90	6	$540	$540
Customer/Account(2)	$55	3	$165	$165
Omnibus Reconciliation		$0	0	0
Supermarket Reporting	$90	6	$540	$540
MapPoint Integration		$0	0	0
Handheld		$0	0	0
Discovery User	$70	6	$420	$420

Discover License Fee	$1,250	1	$1,250	$1,250

Enhanced Support Services	$3,000	1	$3,000	$3,000

Base Fee	$2,700	1	$2,700	$2,700

MARS Training (per day as needed) (Includes travel expenses)	$1,500

Software or Report Customization (if needed)	$290/hr

			Implementation and Monthly Costs
	Total Implementation Costs			$37,500
	Total Monthly Costs			$10,440